Exhibit 99.1

November 16, 2022

Dear Shareholder:

Your Company has grown to $1.04 billion in total assets as of September 30, 2022, an increase of $118 million from the same period in 2021.  We have experienced continued deposit growth due to monetary policy and government intervention in response to COVID.  While growth in average balances of existing customer households contributed to 62% of our deposit growth, a significant 38% of our growth year-over-year came from the addition of new customer relationships.

Loan growth has been strong during 2022 at 16%, excluding Paycheck Protection Program (PPP) loans issued as a part of the Cares Act.  This growth will support margins in the long-term and replace the one-time margin income recognized in 2021 from the PPP loan forgiveness.

The rapid increase in interest rates we are currently experiencing is a mixed blessing.  While higher rates on floating rate assets and new loans are contributing to an improvement in our net interest margin, the higher interest rates have had a negative effect on our home mortgage volume and the valuation of our securities portfolio.

According to the Federal Deposit Insurance Corporation, in the second quarter of 2022, banks reported $450 billion of unrealized losses on “Available for Sale” securities.  Bank accounting allows for classifying securities as either “Held to Maturity” (HTM) or “Available for Sale” (AFS.)  Securities classified as HTM are recorded and reported at book value on the balance sheet and their market value is not adjusted.  Securities classified as AFS are recorded at current market value.  As interest rates rise, the values of most securities decline.  However, only the securities classified as AFS are marked down on the balance sheet to reflect their decline in value resulting from a rise in interest rates.  Since the Bank has not sold these securities, their net decline in value is reflected in a balance sheet capital account called “Accumulated Other Comprehensive Income” (AOCI.) The AOCI adjustments for the decline in value of the securities portfolio have a negative impact on tangible book value.  Due to the sharply rising interest rate environment, the AOCI reflected in your Shareholders’ Equity has declined to a negative $34.1 million as of September 30, 2022.

If the AFS bonds are held to maturity, this unrealized loss would move to zero upon maturity. Because of this unrealized loss, our September 30, 2022 book value is reported at $3.07, as compared to $7.02 on September 30, 2021.  If we had chosen to classify all of our securities as HTM, there would be no unrealized loss recorded, and the book value for the current period would be reported at $7.87.

A number of banks have chosen to place a large portion of their bonds in a HTM classification which allows them to avoid this negative adjustment to tangible book value.  However, doing so does not allow them to potentially sell these bonds and benefit from harvesting tax losses and investing in today’s higher yields for the efficient management of income taxes and greater value for shareholders.

While attempting to explain how the accounting works, I realize all of this may be a bit “in the weeds” but this unprecedented rise in interest rates is having a significant impact on reported book value of all banks, as it is your Bank.  It is important to note that AOCI is excluded from the calculation of our regulatory and risk-based capital ratios.  As of September 30, 2022, the Bank had total Risk Based Capital of 15.64%, which compares favorably to a well-capitalized bank standard of 10%, and our FDIC peer at 15.45%.  Uwharrie Bank continues to exceed minimum capital standards and remains well-capitalized under the applicable rules.

Net income for the first nine months of 2022 was $5.3 million, as compared to $8.9 million for the same nine- month period in 2021.  This equates to $4.9 million in net income available to common shareholders, or $0.69 per share, compared to $8.4 million in net income available to common shareholders, or $1.14 per share, that we reported in 2021 for the same period.  The key driver of the reduction in earnings year-over-year is directly attributable to the reduction in income from mortgage banking as a result of the drastically increasing rate environment, causing a significant slow-down in mortgage originations and virtually no re-finance incentive for homeowners.

A positive and material contribution to our third quarter earnings comes from a $1.407 million recovery from our loan loss reserve.  Our reserve model reflects lower probability of expected losses due to the indicators for North Carolina, specifically the Charlotte region, and the credit quality of individual loans.  While this appears contrary to the logic of an economy with increasing uncertainty, a detailed review of our asset quality in addition to the factors used in our reserve model call for this recovery.

The Bank is to convert to a new loss methodology in 2023 referred to as Current Expected Credit Losses (CECL) standard.  CECL replaces the current Allowance for Loan and Lease Losses (ALLL) accounting methodology. The CECL standard focuses on estimation of expected losses over the life of the loans, while the current standard relies on incurred losses based primarily on historical indicators of default.  It is expected that our conversion to CECL and the life of loan expected loss model will require different reserve levels.

It has been a challenging but successful three quarters in 2022.  We continue to grow and accomplish our strategic objectives.  Accordingly, with the progress made, your Board of Directors has declared a stock dividend of 2.5%.  All shareholders of record on November 8, 2022, will receive the dividend on November 22, 2022.  The stock dividend will be paid electronically via book-entry (no stock certificates will be issued.)  Consistent with prior years, we choose to pay a stock dividend as opposed to cash to provide our shareholders with options to suit their specific financial needs.  Shareholders in peak earning years may choose to hold the dividend shares, which defers income, and paying taxes in later years could be at a lower capital gains rate.  For our shareholders desiring current income, these new shares can be sold for cash.  The stock dividend gives you the flexibility of when to recognize the income and address the tax considerations based on your individual needs.

In closing, as we experience fall of the year and crisp morning air, there is a renewed sense of thanksgiving, as we prepare for time with family and friends.  In spite of all the uncertainty, we reflect and count our blessings…“what has been” and “what is to come.”  We appreciate you.

Best wishes to you and your family for a blessed holiday season.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick
President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook,” or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	September 30,	September 30,
(Amounts in thousands except share and per share data)	2022	2021

Assets
Cash and due from banks	$5,821	$4,015
Interest-earning deposits with banks	147,397	112,059
Securities available for sale	321,382	291,049
Securities held to maturity (fair value $26,990 and $29,687, respectively)	30,343	28,588
Equity security, at fair value	321	409
Loans held for sale	4,740	9,737
Loans held for investment	477,175	432,335
Less: Allowance for loan losses	(2,661)	(3,670)
Net loans held for investment	474,514	428,665
Premises and equipment, net	14,885	16,149
Interest receivable	3,203	2,679
Restricted stock	1,428	921
Bank-owned life insurance	9,155	9,033
Deferred income tax benefit	11,560	1,394
Loan servicing assets	5,149	5,125
Other assets	8,783	11,163
Total assets	$1,038,681	$920,986

Liabilities
Deposits:
Demand, noninterest-bearing	$293,112	$243,686
Interest checking and money market accounts	499,515	404,484
Savings accounts	107,088	93,290
Time deposits, $250,000 and over	46,422	24,363
Other time deposits	17,424	47,501
Total deposits	963,561	813,324
Short-term borrowed funds	1,103	1,130
Long-term debt	29,588	29,511
Other liabilities	11,937	14,860
Total liabilities	1,006,189	858,825

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
6,928,661 and 6,949,634 shares, respectively.
Book value per share $3.07 in 2022 and $7.02 in 2021 (1)	8,661	8,687
Common stock dividend distributable	216	261
Additional paid-in capital	12,886	13,550
Undivided profits	34,138	29,558
Accumulated other comprehensive income (loss)	(34,064)	(550)
Total Uwharrie Capital Corp shareholders' equity	21,837	51,506
Noncontrolling interest	10,655	10,655
Total shareholders' equity	32,492	62,161
Total liabilities and shareholders' equity	$1,038,681	$920,986

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2.5% stock dividend in 2022 and the 3% stock dividend in 2021.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Amounts in thousands except share and per share data)	2022	2021	2022	2021

Interest Income
Interest and fees on loans	$5,367	$6,242	$15,771	$17,639
Interest on investment securities	1,973	1,054	4,954	3,055
Interest-earning deposits with banks and federal funds sold	725	53	1,012	96
Total interest income	8,065	7,349	21,737	20,790

Interest Expense
Interest paid on deposits	513	176	903	562
Interest paid on borrowed funds	340	193	1,014	466
Total interest expense	853	369	1,917	1,028

Net Interest Income	7,212	6,980	19,820	19,762
Provision for (recovery of) loan losses	(1,512)	(1,057)	(1,407)	(1,232)
Net interest income after provision for (recovery of) loan losses	8,724	8,037	21,227	20,994

Noninterest Income
Service charges on deposit accounts	282	253	786	735
Interchange and card transaction fees	315	261	856	819
Other service fees and commissions	763	842	2,465	2,272
Gain (loss) on sale of securities	-	-	(91)	991
Realized/unrealized gain (loss) on equity securities	(6)	(2)	(71)	(14)
Income from mortgage banking	819	2,323	3,258	9,498
Other income (loss)	65	883	(84)	1,540
Total noninterest income	2,238	4,560	7,119	15,841

Noninterest Expense
Salaries and employee benefits	4,868	5,833	14,796	16,455
Occupancy expense	424	433	1,276	1,319
Equipment expense	199	192	580	529
Data processing	204	170	610	500
Loan costs	92	192	356	689
Professional fees and services	217	239	633	707
Marketing and donations	359	215	898	1,036
Software amortization and maintenance	304	335	923	1,058
Other operating expenses	733	1,572	1,751	3,282
Total noninterest expense	7,400	9,181	21,823	25,575

Income before income taxes	3,562	3,416	6,523	11,260
Provision for income taxes	737	732	1,215	2,389
Net Income	$2,825	$2,684	$5,308	$8,871

Consolidated net income	$2,825	$2,684	$5,308	$8,871
Less: Net income attributable to noncontrolling interest	(142)	(142)	(422)	(422)
Net income attributable to Uwharrie Capital Corp and common shareholders	$2,683	$2,542	$4,886	$8,449
Net Income Per Common Share (1)
Basic	$0.38	$0.35	$0.69	$1.14
Assuming dilution	$0.38	$0.35	$0.69	$1.14
Weighted Average Common Shares Outstanding (1)
Basic	7,103,874	7,347,615	7,111,126	7,398,562
Assuming dilution	7,103,874	7,347,615	7,111,126	7,398,562